                                                                   EXHIBIT 99

CONTACT:  Ralph J. Vaclavik
          President Casinos, Inc.
          St. Louis, Missouri 63102
          314-622-3018

                             FOR IMMEDIATE RELEASE

               PRESIDENT CASINOS, INC. ANNOUNCES CONFIRMATION OF
                BANKRUPTCY REORGANIZATION PLAN FOR SUBSIDIARY

ST. LOUIS, MISSOURI, December 4, 2006 -- President Casinos, Inc. ("President") (OTC:PREZQ.OB) announced that the United States Bankruptcy Court for the Eastern District of Missouri has entered an order confirming the Chapter 11 plan of reorganization submitted by President Riverboat Casino-Missouri, Inc. ("PRC-MO"), a wholly owned subsidiary of President that conducts President's St. Louis, Missouri gaming operations.

The plan of reorganization approved by the Bankruptcy Court for the Eastern District of Missouri provides that the stock of PRC-MO will be sold to Pinnacle Entertainment, Inc. for approximately $31 million pursuant to the terms of a purchase agreement previously entered into between President and Pinnacle. Upon closing of the transaction, the plan of reorganization calls for the creation of a distribution trust to distribute to creditors the proceeds of the sale and certain other assets of PRC-MO. All priority and administrative claims and claims of unsecured trade creditors will be paid in full pursuant to the plan of reorganization. The plan of reorganization also provides that holders of President's outstanding bonds will be paid the amount of their claims less a $10 million discount (or approximately $50.6 million). An aggregate of $5 million of the $10 million discount will be permanently waived, and the remaining $5 million will be deferred and be payable from one-half of any future amounts in excess of $5 million recovered by President pursuant to certain specified pending litigation and tax refund claims. In addition, under the plan of reorganization the first $5 million from such litigation and tax refund claims and one-half of any recoveries in excess of $5 million will be used first to pay the outstanding bankruptcy claim of John Edward Connelly & Associates and its assignees (in the amount of approximately $3.3 million) with the balance to be distributed to President.

The plan of reorganization does not become effective until the closing of the sale of the stock of PRC-MO to Pinnacle Entertainment. The Missouri Gaming Commission has approved the sale of PRC-MO stock to Pinnacle. The closing of the sale transaction remains subject to various closing conditions.

This press release may be deemed to contain forward-looking statements, which are subject to change. You are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, lender cooperation, weather, permits, competition, business conditions in the gaming industry and developments in our pending bankruptcy proceedings. President undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. Additional information concerning potential factors that could affect

President's financial condition and results of operations is included in the filings of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2006 and Quarterly Reports on Form 10-Q for the quarters ended May 31 and August 31, 2006.

                                   #  #  #

                                      2